Exhibit 10.11
LEASE AGREEMENT
     This Lease Agreement (“Lease”) is entered into as of August 1, 2009, (the “Effective Date”), by and between Tactical Office, LLC, a Virginia limited liability company (“Landlord”), and Atlantic Diving Supply, Inc., a Virginia corporation (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:
     1. Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):
(a)	“Tenant’s Current Address”: 621 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452

(b)	“Premises”: Suite 400 on the second floor and Suite 300 on the third floor in the Lynnwood Plaza building (the “Building”) located on land with an address of 621 Lynnhaven Parkway, Virginia Beach, Virginia 23452 (the “Land”)

(c)	“Rentable Area of Premises”: 41,628 rentable square feet (“RSF”)

(d)	“Rentable Area of Building”: 82,250 RSF

(e)	“Pro rata Share”: Tenant’s pro rata share is fifty and 61/100 percent (50.61%), which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f)	“Term”: a period of one hundred twenty six (126) months beginning on the Commencement Date and expiring at Midnight local time on the Expiration Date.

(g)	“Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be August 1, 2009.

(h)	“Expiration Date”: Midnight local time on the last day of the one hundred twenty sixth (126th) month of the Term.

(i)	“Base Rent”: The Base Rent for the months August 1, 2009 through January 31, 2010 shall be Sixty Thousand Dollars ($60,000.00) per month. Thereafter, the Base Rent shall be as follows:

Effective Date	Amount
Effective February 1, 2010 and continuing through January 31, 2011:	$83,256.00 per month
Effective February 1, 2011 and continuing through January 31, 2012:	$87,418.80 per month
Effective February 1, 2012 and continuing through January 31, 2013:	$91,789.74 per month
Effective February 1, 2013 and continuing through January 31, 2014:	$96,379.22 per month
Effective February 1, 2014 and continuing through January 31, 2015:	$101,198.18 per month
Effective February 1, 2015 and continuing through January 31, 2016:	$106,258.09 per month
Effective February 1, 2016 and continuing through January 31, 2017:	$111,571.00 per month
Effective February 1, 2017 and continuing through January 31, 2018:	$117,149.55 per month
Effective February 1, 2018 and continuing through January 31, 2019:	$123,007.03 per month
Effective February 1, 2019 and continuing through January 31, 2020:	$129,157.38 per month
Effective February 1, 2020 and continuing through January 31, 2021:	$135,615.25 per month
(j)	“Base Year”: Calendar year 2010.

(k)	“Initial Improvements”: the improvements, if any, to be made to the Premises in accordance with the work letter attached hereto as Exhibit “D-1” (the “Work Letter”).

(1)	“Security Deposit”: none

(m)	“Guarantor”: None.

(n)	“Parking Spaces”: Available, unreserved parking in the Building’s Parking Facility. Landlord shall maintain such parking ratios as may be required by applicable Governmental Authority (as hereinafter defined under “Laws.”)

(o)	“Tenant’s Broker” is: none

(p)	“Landlord’s Broker” is: none

(q)	“Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(r)	“Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(s)	“Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(t)	“Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.
     2. Premises. Subject to and in accordance with the provisions hereof. Landlord leases to Tenant and Tenant leases from Landlord the Premises as designated on Exhibit A. The Rentable Area of the Premises and Building for all purposes shall be as set forth in Section 1(c) and 1(d), respectively. The Rentable Area of the Premises includes a pro rata portion of all Common Areas. Tenant agrees that, except as expressly stated herein and in the Work Letter, if any, attached to this Lease, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord. Except as otherwise expressly provided in this Lease or any Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Tenant. Tenant shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings. Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas, as long as the Premises remain reasonably accessible; and to temporarily suspend access to portions of the Common Areas, if Landlord determines, in its sole discretion, that such suspension is necessary to perform its repair or maintenance obligations under this or any other agreement or to comply with any applicable Laws, as long as the Premises remain reasonably accessible.
     3. Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings, and for no other purpose.
     4. Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section 1(f), and the Commencement Date shall be determined as provided in Section 1(g). Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form acknowledgement attached as Exhibit E.
     5. Rental Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Landlord may designate from time to time in writing: Tactical Office, LLC, Post Office Box 1331, Norfolk, Virginia 23501. Tenant agrees to timely pay all Base Rent and additional rent and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim. If Tenant fails to pay part or all of the Rent within five (5) days after it is due, Tenant shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus (ii) a late charge equal to five percent (5%) of the unpaid Rent or the maximum then allowed by law, whichever is less. If the Term does not begin on the first day or end on the last day of a calendar month, the installment of Rent for that partial month shall be prorated.
     6. Rent. Tenant shall pay to Landlord as the base rent for the Premises (the “Base Rent”) the amount set forth in Section 1, subject to adjustment as hereinafter provided. Nothing contained herein shall be construed at any time so as to reduce the Base Rent payable hereunder below the amount set forth above. Base Rent shall be adjusted in accordance with the following provisions (any such adjustment is a “Base Rent Adjustment”). Base Rent includes a component attributable to Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”). Prior to January 1 of each year in the Term, starting with January 1, 2011, Landlord shall provide Tenant with an estimate of Operating Expenses for the next calendar year in the Term (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated by Landlord, exceed Base Operating Expenses, Tenant shall pay Base Rent for such Operating Period equal to the Base Rent set forth above adjusted upward by an amount equal to the product of (i) the difference between Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by (ii) the Pro-rata Share.
     7. Operating Expenses. (a) Definition of Operating Expenses. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees directly engaged in the operation, maintenance or security of the Project (but in no event more than one on-site full time manager or superintendent and excluding executive personnel), including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith; Taxes (defined below); the cost of all license and permit fees; the cost of repairs, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred in an effort (i) to comply with any Laws except for changes required by a Governmental Authority in accordance with the Americans with Disabilities Act. or (ii) to reduce in the Operating Expenses of the Project; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, costs, disbursements and other expenses incurred for leasing, renovating or improving the space for tenants, (iii) repairs and restorations paid for by the proceeds of any insurance policy, (iv) construction of improvements of a capital nature (except as set forth above), (v) federal, state or local income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants, (vii) overhead and profit paid to subsidiaries or affiliates of Landlord for management services on or to the Project to the extent that the cost of the services exceeds the competitive cost of such services had they not been provided by a subsidiary or affiliate of Landlord, (viii) advertising, marketing and promotional expenses, (ix) costs incurred to remedy structural defects in original construction materials or installations, including, without limitation, costs arising during the contractual warranty period from construction defects in the Building and mandatory or voluntary special assessments on the Building or Project by a governmental entity having authority to impose such assessment in connection with the initial construction of the Building, (x) any costs, fines or penalties incurred because Landlord violated any governmental rule or authority, (xi) Landlord’s general corporate overhead, (xii) costs incurred in connection with upgrading the Building to comply with the current interpretation of disability, life, fire and safety codes, ordinances, statues or other laws in effect, including without limitation, the Americans with Disabilities Act, including penalties or damages incurred due to such non-compliance, (xii) the expense of principal and interest payments made by Landlord pursuant to the provisions of any mortgage or deed of trust covering any or all of the Project and/or the expense of rental payments made by Landlord pursuant to any grant or lease covering any or all of the Project, (xiii) the cost of removing any Hazardous Materials (as hereinafter defined) located at the Project, (xiv) any other cost that is directly charged to and reimbursed by any tenant of the Project. “Taxes” means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes; but excluding, however, (i) taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge, (ii) any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax that is or may be imposed upon Landlord or (iii) any penalties for late payments (unless such penalty is due to a failure of Tenant to timely pay hereunder) which penalties should be the sole responsibility of Landlord. All refunds, rebates and discounts received by Landlord in connection with Taxes shall be deducted prior to inclusion in Operating Expenses. Landlord represents and warrants to Tenant that none of the expenses included in the Operating Expenses and/or Taxes shall be included within any other charge payable under this Lease. If less than ninety-five percent (95%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had ninety-five (95%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord.
     (b) Base Rent Adjustment. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period, furnish Tenant with a statement of the Operating Expenses during such year and a computation of the Base Rent Adjustment (“Expense Statement”). Failure of Landlord to provide such statement within such time period shall not be a waiver of Landlord’s right to collect any Base Rent Adjustment. If such statement shows that the actual amount Tenant owes is more than the estimated Base Rent Adjustment paid by Tenant, Tenant shall pay the difference within thirty (30) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more than the actual amount owed, Tenant shall receive a credit therefor. The credit shall be applied to future monthly payments attributable to the Base Rent Adjustment, or if this Lease has expired, such amount shall be refunded to Tenant within forty-five (45) days. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of this Lease, the Operating Expenses and Base Rent Adjustment set forth in the Expense Statement shall be binding upon Tenant. Provided, however, that in the event that the Term of this Lease expires, or is terminated pursuant to the terms of this Lease, on a date other than December 31, then, at the option of Landlord or upon request by Tenant, Landlord shall, either prior to the date on which the Term expires, or within thirty (30) days thereafter, provide Tenant with a revised estimate of the Operating Expenses for the Operating Period in which such expiration or termination date occurs and the Base Rent Adjustment that will be due from Tenant for such Operating Period, which estimated Base Rent Adjustment shall be prorated to reflect the portion of such Operating Period that is contained within the Term of the Lease (the “Final Estimated Base Rent Adjustment”). In the event that Landlord elects to deliver such Final Estimated Base Rent Adjustment to Tenant, then (i)

Tenant shall pay the prorated Base Rent Adjustment reflected in the Final Estimated Base Rent Adjustment within forty-five (45) days after Tenant’s receipt of such estimate: (ii) subject to Tenant’s audit right, the estimated amount of the Base Rent Adjustment for the final Operating Period shall be binding upon Landlord and Tenant; and (iii) Landlord shall not thereafter seek from Tenant any additional Base Rent Adjustment if the actual Operating Expenses for such Operating Period are greater than those reflected in the Final Estimated Base Rent Adjustment, nor shall Landlord have any obligation to refund to Tenant any excess funds paid by Tenant to Landlord should the actual Operating Expenses for such Operating Period be less than those reflected in the Final Estimated Base Rent Adjustment. In the event that Landlord does not provide Tenant with a Final Estimated Base Rent Adjustment, then Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Base Rent Adjustment shown in such Expense Statement shall be due from Tenant to Landlord within forty-five (45) days after Tenant’s receipt of such statement.
     (c) Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses for each Operating Period reviewed, copied (provided Landlord is reimbursed for the actual cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than one hundred twenty (120) days following Tenant’s receipt of the Expense Statement for the year to which Tenant’s Audit will apply: (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises: (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Base Rent Adjustment, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire one hundred twenty (120) days following Tenant’s receipt of the Expense Statement for such year, and if Landlord has not received Tenant’s Audit Notice within such one hundred twenty (120) day period. Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses for the Base Year, Tenant’s right to conduct an audit for such year shall expire the earlier of one hundred twenty (120) days following Tenant’s receipt of the Expense Statement for the Base Year or one hundred twenty (120) days following Tenant’s receipt of the first Expense Statement forwarded by Landlord to Tenant for any Operating Period during the Term; (g) Tenant’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant, except to the extent that such accountant has been engaged by Tenant to conduct Tenant’s Audit; (h) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within sixty(60) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within ninety (90) days after the date of Tenant’s Audit Notice; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses for the year audited then (i) Landlord shall reimburse Tenant for such overpayment of Tenant’s Pro-Rata Share of the Operating Expenses and (ii) if the Operating Expenses were overstated by more than five percent (5%), Landlord shall reimburse Tenant for Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $2,500.00), in each instance within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and, if applicable, the cost of Tenant’s Audit.
     (d) Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation. Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If required by Landlord, Tenant shall execute, in a form reasonably acceptable to Tenant, Landlord’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.
     8. Security Deposit. None.
     9. Initial Improvements. The construction of any Initial Improvements to the Premises shall be undertaken Landlord.
     10. Maintenance and Repair. Landlord shall only be required to make such Improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for Landlord in an amount equal to five percent (5%) of the cost and expense of such maintenance or repairs; such fee shall not apply to the Initial Improvements. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23. Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or Above Standard improvements, or fixtures. Except as expressly provided in this Lease. Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date.
     11. Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) Cleaning and Janitorial services (defined in Exhibit B), (ii) hot and cold domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 7:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday and between 8:00 o’clock a.m. and 12:00 o’clock p.m. on Saturday (“Building Standard Hours”), except on New Year’s Day, Memorial Day. July 4, Labor Day, Thanksgiving Day. Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. Tenant may periodically request, and Landlord shall furnish HVAC service on days and at times other than those referred to in clause (vi) above provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged in the Building (currently $30/hour but subject to change during the Term). If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quantity customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within thirty (30) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service when such failure or delay is caused by accident or any occurrence or condition beyond the reasonable control of Landlord. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease unless such failure substantially handicaps or impedes the normal use of the Premises by Tenant and unless within a reasonable time after Landlord’s receipt of written notice from Tenant setting forth a description of the services not so furnished, Landlord fails to commence curing any such failure or thereafter fails to continue the curing thereof with appropriate diligence under the circumstances until cured.
     Provided, however, that if Landlord shall fail to provide any service to Tenant that Landlord is required to provide to Tenant hereunder, and such failure shall persist for a period of fourteen (14) days after Landlord’s receipt of written notice from Tenant of the existence of such failure, and such failure is not due to a Force Majeure Event, defined below, and as a result of such failure, the Premises or a portion thereof shall be substantially unusable by Tenant for the purposes for which they were leased to Tenant hereunder, then, commencing with the expiration of such fourteen (14) day period, Tenant’s Rent due under this Lease shall abate in the proportion that the rentable square footage of the portion of the Premises rendered substantially unusable by such failure bears to the total Rentable Area of Premises for the period of time that such portion is substantially unusable.
     12. Electrical Usage. Landlord shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Tenant’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). If Tenant utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Landlord shall have the right to separately meter such space and charge Tenant for all excess usage: additionally. Landlord shall have the right, at Tenant’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Tenant for the electricity consumed by such fixture(s). If separate metering is not practical. Landlord may reasonably estimate such excess usage and charge Tenant a reasonable hourly rate, not to exceed the rate actually charged by the applicable public utility. Tenant shall pay to Landlord the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period. Tenant shall pay the cost of installing, maintaining, repairing and replacing all such meters. In the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Tenant may install, and Landlord may require that Tenant install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises, and in either event the installation, maintenance and removal of the Supplemental HVAC Equipment shall be governed by the terms of Exhibit “F” attached hereto and incorporated herein by tins reference.
     13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity. Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent, and shall use contractors approved in writing by Landlord, (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Any Lines that remain at the expiration or termination of this Lease shall become the property of Landlord without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.
     14. Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.
     15. Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to Project. Tenant shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time in effect concerning flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Notwithstanding the foregoing, Tenant shall be permitted to store, use, and dispose of minor quantities of commonly used office supply or cleaning products used in the ordinary course of Tenant’s business, provided they are used, stored, and disposed of in accordance with all applicable environmental laws. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan. Notwithstanding anything contained herein to the contrary or Landlord’s authority to promulgate new rules or regulations or to modify the Project Rules, (i) Tenant shall not be required to comply with any rule or regulation which either materially increases Tenant’s obligations or materially decreases Tenant’s rights hereunder or which is not being uniformly enforced by Landlord against each other tenant of the Project, and (ii) Landlord shall promptly notify Tenant in writing of all changes and additions to the rules and regulations attached hereto as Exhibit C. In the event of a conflict between the express terms of this Lease and any rule or regulation, the terms of the body of this Lease shall control.
     Landlord represents that to its knowledge, based solely upon that certain Phase I Environmental Site Assessment dated January 14, 2009, prepared by McCallum Testing Laboratories, Inc. for ADS, Inc. and identified as MTL Project #08-2590 / 09-11109 (the “Phase I Report”), the Premises are free of Hazardous Materials, defined below, except as set forth in the Phase I Report or as expressly permitted under applicable Laws. For the purpose of this Lease, the term “Hazardous Materials” shall mean (i) each and every substance included within the term “hazardous substance” “hazardous material” or “hazardous waste” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.A. Section 9601 et seq. (as amended); the Hazardous Materials Transportation Act of 1975, 49 U.S.C.A. Section 1801 et seq. (as amended); the Resource Conservation and Recovery Act of 1976, 42 U.S.C.A. Section 6901 et seq. (as amended); or in any other applicable Law; and (ii) all substances to which the rules and regulations promulgated by any federal or state agency pursuant to any one or more of such statutes apply. Landlord agrees that if will indemnify, defend and hold Tenant and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all Costs incurred by Tenant as a result of the presence or suspected presence of Hazardous Materials at the Premises unless such Hazardous Materials are present solely as a result of the actions of Tenant, Landlord’s obligations, as and when required by applicable environmental Laws, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. The indemnities, warranties and covenants contained in this Section 15 shall survive termination of this Lease.
     16. Alterations, Additions and Improvements. Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises or placement of any signs in the Premises which are visible from outside the Premises (collectively, “Tenant Work”), without obtaining the prior written consent of Landlord which may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval. If requested by Landlord, Tenant shall execute a work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to five percent (5%) of the cost and expense of any Tenant Work whether undertaken by Landlord or Tenant; provided, however, that such fee shall not apply to construction of any Initial Improvements. Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings (both in paper and in electronic format acceptable to Landlord) or a finish schedule in the case of only cosmetic work after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. Any and all Tenant Work, excluding furniture, personal property, and trade fixtures, shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the termination or expiration of this Lease for any reason, unless Landlord shall require removal or restoration by Tenant. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work. If any liens are filed, Tenant shall cause the same to be released within five (5) business days after Tenant’s receipt of written notice of the filing of such lien by bonding or other method acceptable to Landlord. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. ACORD 25 (or its equivalent) certificates of insurance evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord shall prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.
     17. Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.
     18. Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business.
     19. Access. Landlord reserves and shall at all reasonable times have the right to enter the Premises, subject to at least twenty-four (24) hours prior notice and compliance with all applicable US security regulations, to inspect the same, to supply any service to be provided by Landlord, if any, hereunder and to determine whether Tenant is complying with its obligations hereunder, to exhibit the Premises to prospective purchasers, mortgagees, or tenants, to post notices of non-responsibility, and to improve or repair the Premises and any portion of the Building. In connection with any entry by Landlord, Landlord agrees to use commercially reasonable efforts to minimize any interference with the conduct of business at the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to enter the Premises in the event of a legitimate emergency if Tenant cannot be reached to provide such access under the terms set forth herein.

     20. Tenant’s Insurance. At all times after the execution of this Lease, Tenant will carry and maintain, at its expense with insurance companies reasonably acceptable to Landlord that are rated no less than A-, Class VI, by A.M. Best Company: (i) a commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, for liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including any portion of the Common Areas used by Tenant, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) an all-risks property and casualty insurance (special form building and personal property coverage) policy, including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of the Tenant’s property: (iii) a worker’s compensation insurance policy with applicable statutory’ limits, (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles, (v) an excess/umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted, and (vi) if Tenant will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars ($1,000,000). Landlord may also require all Outside Contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Landlord, including, without limitation, construction all risk/builder’s risks (including loss of revenue) insurance, professional errors and omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Tenant shall include an “Additional Insured Endorsement” in favor of Parkway Properties, Inc., its subsidiaries and affiliated companies, as well as the employees, officers, directors and agents of such companies and any other designees of Landlord and shall be primary. An ACORD 25 certificate of such insurance in a form reasonably satisfactory to Landlord, or certified copies of the policies, shall be furnished to Landlord on or before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy. Each policy shall require notice of nonrenewal to Landlord and shall further provide that it may not be altered or canceled without thirty (30) days prior notice to Landlord. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary, provided, however, in no event shall Landlord increase the required coverage more frequently than every two (2) calendar years during the Term or to an amount in excess of that which is being required by owners of comparable office buildings located in the Virginia Beach, VA metropolitan area.
     21. Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) an all-risk property and casualty insurance policy, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and the Initial Improvements, and all personal property, fixtures and improvements therein belonging to Landlord, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord shall not be obligated to insure any property of Tenant.
     22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of property insurance required to be carried by either party hereunder shall include a waiver by the insurer of all right of subrogation against the other party in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.
     23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction. Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for substantially the same purpose as Tenant used the Premises prior thereto, and within forty-five (45) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within one hundred eighty (180) days following the date of such destruction or casualty, then Landlord or Tenant may by written notice to the other within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed to substantially the same extent and for substantially the same purposes as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project, and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable, and except that the Term shall be extended by a length of time equal to the period beginning on the date of such damage or destruction and ending upon completion of such restoration or replacement. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project within a reasonable time, subject to Force Majeure Events and the availability of insurance proceeds. If either party elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination. Landlord shall not be obligated to repair any damage to Tenant’s inventory, trade fixtures or other personal property. If the Premises or any portion of the Project are damaged or destroyed by fire or other casualty caused by the willful misconduct of Tenant, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Landlord pursuant to the terms of this Section shall be at Tenant’s sole cost and expense. Notwithstanding anything in this Section to the contrary. Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term provided that Landlord give Tenant written notice of its intent not to repair within forty-five (45) days following the date of the Casualty. Notwithstanding anything set forth herein to the contrary, in the event that Landlord fails to restore the Premises as required hereunder with one hundred eighty (180) days following the date of such Casualty, then Tenant shall have the right to terminate this Lease.
     24. Condemnation. If more than fifty (50%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. Any termination in accordance with the foregoing sentence shall be effective as of the date of title vesting in the governmental authority. In the event of any taking. Landlord shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for any claim made by Tenant for property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent shall be equitably reduced as to the square footage so taken.
     25. Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors and except as otherwise expressly set forth herein. Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of any property of Tenant whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however. Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable and provided further that such actions do not materially and adversely impact Tenant or result in any additional, material cost to Tenant. In no event shall Landlord or its directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.
     26. Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, Landlord shall protect and hold Tenant harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.
     Except for claims, rights of recovery and causes of action covered by the waiver of subrogation, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys fees) in connection with any injury to, including death of any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.

     Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
     27. Non-Waiver. No consent or waiver, express or implied, by Landlord or Tenant (“Consenting Party”) to any breach by the other of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by the Consenting Party. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by either party (“Performing Party”) to complain of any act or omission by the other party or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by the Performing Party of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of Landlord and Tenant in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.
     28. Quiet Possession. Provided Tenant has performed all its obligations, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.
     29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address provided. A notice shall be deemed to have been received (a) upon the delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail or overnight delivery, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth in Section 1; after the Commencement Date, the address for Tenant shall be the Premises. Any notices to Landlord shall be addressed and given to Landlord at the following address:
Tactical Office, LLC
Attn: Manager
477 Viking Drive, Suite 350
Virginia Beach, Virginia 23452
Either party may designate a change of address by notice to the other party, given at least seven (7) days before such change of address is to become effective.
     30. Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Landlord’s receipt of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required.
     31. Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefor. Tenant shall reimburse Landlord for the cost of performing such obligations, plus interest thereon at the Default Rate, defined below.
     32. Default. “Default” means the occurrence of any one or more of the following: (i) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than five (5) days after Tenant’s receipt of written notice thereof from Landlord; (ii) failure of Tenant, after thirty (30) days written notice, or such other notice period specified in this Lease, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of Rent which is covered above; (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; or (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter. Notwithstanding any applicable notice and cure period provided above. Landlord shall not, with respect to any Default hereunder, be required to provide any applicable notice and an opportunity to cure more than two (2) times during the any consecutive twenty-four (24) month period, and upon a subsequent occurrence of any Default hereunder Tenant shall not be entitled to notice or an opportunity to cure, and Landlord may, at its option, immediately declare a Default and exercise its rights and remedies.
     If a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be necessary, and Tenant hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of six percent (6%) per annum to the then present value, less the fair rental value of the Premises for the balance of the Term (taking into account, among other factors, the probability of reletting the Premises for all or part of the remainder of the Term, and the anticipated duration of the period the Premises will be unoccupied prior to reletting) similarly discounted to present value, plus the cost of repossessing, remodeling and re-renting the Premises and all unpaid Rent through the date of such termination. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto; Tenant shall be and remain liable for such net amount even after an eviction of Tenant from the Premises, should an eviction of Tenant from the Premises occur. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord. If a Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease.
     33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order, repair and, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.
     34. Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one hundred fifty percent (150%) of the amount which Tenant was obligated to pay for the immediately preceding month.
     35. Removal of Tenant’s Property. Prior to the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s removable trade fixtures and other items of personal property from the Premises. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefor.
     36. Landlord’s Lien. Intentionally waived by Landlord.
     37. Interest. All amounts payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of twelve (12%) percent per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).
     38. Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers its rights and obligations hereunder or the Building. Any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date. Tenant will look solely to Landlord’s successor in interest in and to this Lease.
     Other than a Permitted Assignment (as defined below), Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; or (iii) the proposed use is inconsistent with the use permitted by Section 3. Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $750.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting, not to exceed $2,500.00 (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall be paid by Tenant within thirty (30) days of Tenant’s receipt of an invoice from Landlord for such fees.
     A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require the consent of Landlord and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Tenant and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Tenant; (y) the stockholders, partners, members or other equity holders of Tenant shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant shall approve a plan of complete liquidation of Tenant or an agreement for the sale or disposition by Tenant of all or a substantial portion of Tenant’s assets (i.e., 50% or more of the total assets of Tenant).
     If Tenant desires to assign this Lease or sublease the Premises (other than a Permitted Assignment), Tenant shall provide Landlord notice in writing at least sixty (60) days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within thirty (30) days after receiving such information, give notice to the Tenant to (i) permit or deny the proposed sublease or assignment or (ii) terminate this Lease as to the space so affected as of the date specified in Tenant’s notice (and as to option (ii) only, Tenant will be relieved of all further obligations hereunder as to the terminated space). If Landlord does not give notice within the thirty (30) day period, then Landlord shall be deemed to have consented to the sublease or assignment upon the terms provided in Tenant’s notice.
     Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease except in the case of a Permitted Assignment; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section.
     If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within one hundred twenty (120) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord and such sublessee or assignee. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease.
     Notwithstanding anything set forth above, Tenant may, without obtaining Landlord’s consent (each a “Permitted Assignment”): (i)assign or otherwise transfer the leasehold estate created by this Lease to any “affiliate” of Tenant, which for purposes of this Lease shall be any entity under common control with Tenant, or the parent, any subsidiary or successor corporation of Tenant; (ii)merge into or consolidate with any corporation; and (iii)assign or otherwise transfer the leasehold estate created by this Lease to a purchaser of all or substantially all of the assets of Tenant, as a going business, provided that in any such instance the acquiring entity, immediately following such acquisition, assumes directly to Landlord the obligation to perform and be bound by this Lease for all payments and performance accruing from and after the date of such acquisition. In the event of any Permitted Assignment or other transfer heretofore described above, other than a sublease, Tenant shall be and remain liable for the full performance of this Lease and for all payments and performance falling due or accruing up to the date of any such assignment or transfer, but Tenant shall be relieved of any responsibility with respect to any and all covenants, duties and obligations under this Lease occurring or accruing from and after the date of any such assignment or transfer. In addition, no transfer of the shares of Tenant shall be regarded as an assignment or transfer of the leasehold interest created by this Lease to which Landlord’s consent shall be required.
     39. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.
     40. Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive remedy for the failure of Landlord to perform any of its obligations shall be to proceed against the interests of Landlord in and to the Building including all rents and other income resulting therefrom. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
     41. Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease and shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord. Tenant shall execute such further documents as may be required by the holder of any Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying; (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent, Base Rent Adjustment and expense stop, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) whether or not, to the best of Tenant’s knowledge, the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein.
     Landlord shall use commercially reasonable efforts to secure from each holder of a security interest under a Security Document an agreement reasonably acceptable to Tenant and such holder whereby such holder agrees that Tenant’s right to quiet enjoyment of the Premises hereunder will not be disturbed in the event of a foreclosure of such holder’s interest under such instrument, so long as a Default by Tenant does not occur hereunder.
     42. Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. All obligations of Landlord or Tenant requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all such parties shall be jointly and severally liable for all obligations of Tenant hereunder.
     43. Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant within its Premises is subject to the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided in all cases. Tenant shall be solely responsible for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project. Tenant’s name and suite number of the Premises shall be displayed on the Building’s lobby directory and at the entrance to the Premises using the Building’s standard signage size and font, which does not include company logos. Such signage will initially be at Landlord’s expense; however should Tenant request to change the wording on such signage at anytime during the Term, then all approved changes to such signage shall be at Tenant’s expense.
     44. Relocation. Landlord reserves the right to relocate the Premises to reasonably comparable space within the Project. Landlord will give Tenant written notice of its intention to relocate the Premises, and Tenant will complete such relocation within sixty (60) days after receipt of such notice. Upon relocation, this Lease will be amended by deleting the description of the original Premises and substituting for it a description of such new space. Landlord agrees to reimburse Tenant for its actual reasonable moving costs within the Project, including without limitation, the reasonable costs of reprinting reasonable quantities of stationery, and the costs of rewiring for telephone and computers comparable to the original Premises and the cost of implementing security protocols comparable to the original Premises.
     45. Brokerage Fees. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease.
     46. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.
     47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).
     48. Parking. While Tenant is occupying the Premises and is not in Default, Tenant shall have the right in common with other tenants to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1, subject to any applicable parking rules and regulations promulgated from time to time. Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking space, but rather as a license only.
     49. Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion. Landlord expressly reserves the right to charge a fee relating to each such device.
     50. Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums. Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such collection. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.
     51. Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order

13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant, to the best of its knowledge, is then in compliance with the provisions of this section of the Lease, provided, however, that such request shall only be made as a result of a request made by any Governmental Authority that Landlord certify that Landlord is then in compliance with Anti-Terrorism Laws, or that Landlord certify that Landlord’s tenants are then in compliance with Anti-Terrorism Laws. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.
     52. Termination Option. None.
     53. Guaranty. Text intentionally deleted.
     54. Modifications. Notwithstanding anything set forth elsewhere in this Lease, if Landlord undertakes modifications to the Premises during the term of this Lease (including, without limitation, relocation of the Premises or imposition of “green” initiatives) which result in Tenant’s security at the Premises being compromised as determined by Tenant, in Tenant’s reasonable discretion, then Landlord shall be responsible for all costs associated with curing the Premises security breach to Tenant’s reasonable satisfaction.
     55. Government Furnished Equipment. Any lien filed against the Premises shall not apply to property furnished by the United States Government for use by Tenant in the Premises.
     56. Landlord Representations and Warranties. Landlord represents and warrants to Tenant that, as of the date of this Lease, (i) Landlord is the fee simple owner of the Building and the Project, and (ii) the person executing this Lease on behalf of the Landlord is duly authorized to bind Landlord.
     57. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one instrument. This document may be delivered electronically or by facsimile. The parties intend that faxed or electronically delivered signatures constitute original signatures and that a Lease containing the signatures (original, electronically delivered or faxed) of all the parties is binding on the parties.
     58. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This agreement, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by both parties.
[Signature Page Follows]

     WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

Landlord:			Tenant:
Tactical Office, LLC			Atlantic Diving Supply, Inc.

By:	/s/ Chares M. Salle	[SEAL]	By:	/s/ Dan Clarkson	[SEAL]

Name:	Chares M. Salle	(print)	Name:	Dan Clarkson	(print)
Its:	Manager	(title)	Its:	COO	(title)

EXHIBIT A ORIGINAL

JW
336 OFFICE
335 OFFICE
334 OFFICE
333 OFFICE
332 OFFICE
331 OFFICE
330 BREAK ROOM
338 OPEN OFFICE
EXISTING SALES WORKSTATIONS
339 OFFICE
340 OFFICE
CONFERENCE
STORAGE
BREAKROOM
10
76
32
3RD FLOOR SALES
6'x8' CUBES

APPROVED BY: DATE:

IMAGE BUSINESS INTERIORS 332 N. Great Neck Road, Suite 106 Virginia Beach, Virginia 23454 (757) 962-0810 Fax (757) 965-4072	PROJECT: ADS 3RD FLOOR - SALES PROPOSED LAYOUT	REVISIONS	IMAGE BUSINESS INTERIORS DOES NOT WARRANT THE ACCURACY OF ANY DIMENSIONS SET FORTH HEREON. CONTRACTORS AND TRADES ARE RESPONSIBLE FOR VERIFYING SITE CONDITIONS AND FIELD DIMENSIONS. THIS DRAWING IS THE PROPERTY OF IMAGE BUSINESS INTERIORS. UNAUTHORIZED DUPLICATION OR USE OF THESE DRAWINGS IS PROHIBITED.	SCALE: DATE: DRAWN BY: PROJECT: NO. 1

EXHIBIT A ORIGINAL

411 OFFICE
412 OFFICE
413 OFFICE
414 OFFICE
415 OFFICE
416 OFFICE
417 OFFICE
418 HALL
410 OFFICE
409 HALL
FILE CABINETS
IT SERVER ROOM
420 IT STORAGE
ACCOUNTING PRINTERS
BREAK ROOM
COPIER PRINTER
407 OPEN OFFICE
423 OPEN OFFICE
AMY CORNE
405 AISLE
STORAGE
C+T WORK ROOM
CONFERENCE
ACCOUNTING STORAGE
406 BATH
IT WORKRM

65 TOTAL CUBES 6½ x 7'

4TH FLOOR ACCOUNTING/C+T/CONTRACTS

APPROVED BY: DATE:

333 N. Great Neck Road, Suite 105 Virginia Beach Virginia 23454 (757) 962-9810 Fax (757) 965-4072	PROJECT: ADS 4TH FLOOR - ACCOUNTING PROPOSED LAYOUT	REVISIONS	IMAGE BUSINESS INTERIORS DOES NOT WARRANT THE ACCURACY OR ANY DIMENSIONS SET FORTH HEREON. CONTRACTORS AND TRADES ARE RESPONSIBLE FOR VERIFYING SITE CONDITIONS AND FIELD DIMENSIONS. THIS DRAWING IS THE PROPERTY OF IMAGE BUSINESS INTERIORS. UNAUTHORIZED DUPLICATION OR USE OF THESE DRAWINGS IS PROHIBITED	SCALE: NTS DATE: DRAWN BY: PROJECT: NO. 1

EXHIBIT B
CLEANING AND JANITORIAL SERVICES

NIGHTLY	1.	Empty all waste receptacles, clean as necessary.
CLEANING	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.

WEEKLY	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
CLEANING	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS	1.	Damp mop, rinse and dry floors nightly.
(NIGHTLY)	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

GLASS	1.	Clean inside of all perimeter windows as needed, but not less frequently than once every eighteen (18) months.
	2.	Clean outside of all perimeter windows as needed, but not less frequently than once every eighteen (18) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING	1.	Dust and wipe clean all closet shelving when empty.
(QUARTERLY)	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Damp dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE	1.	Check men’s washrooms for toilet tissue replacement.
	2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.
Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.

EXHIBIT C
RULES AND REGULATIONS OF BUILDING
     1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.
     2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.
     3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.
     4. Corridor doors, when not in use, shall be kept closed.
     5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.
     6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.
     7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.
     8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.
     9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the exclusive use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.
     10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.
     11. No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.
     12. No tenant shall make or permit any loud or improper noises in the Building or otherwise unreasonably interfere in any way with other tenants or persons having business with them.
     13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.

     14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.
     15. To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this Lease, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.
     16. Except as otherwise set forth in the Lease, Landlord shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.
     17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.
     18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.
     19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.
     20. Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.
     21. Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.
     22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.
     23. Tenants shall only utilize the termite and pest extermination service designated or approved by Landlord.
     24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.
     25. Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.
     26. Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.
     27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.
     28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed. Notwithstanding the foregoing. Tenant shall not be required to comply with any rule or regulation which either materially increases Tenant’s obligations or materially decreases Tenant’s rights hereunder or which is not being uniformly enforced by Landlord against each other tenant of the Project. In the event of a conflict between the express terms of the Lease and any rule or regulation, the terms of the body of the Lease shall control.

EXHIBIT D
SUPPLEMENTAL HVAC EQUIPMENT
     The provisions of this Exhibit shall govern the installation, maintenance and removal of all Supplemental HVAC Equipment installed in the Premises. The installation of Supplemental HVAC Equipment in the Premises shall be at Tenant’s sole expense, and shall include the installation of a submeter to monitor the electricity used by the Supplemental HVAC Equipment. Prior to installing any Supplemental HVAC Equipment in the Premises, Tenant shall provide Landlord with plans and specifications for same and obtain Landlord’s written approval, which shall not be unreasonable withheld or delayed. Upon receiving such approval, Tenant shall install the Supplemental HVAC Equipment in compliance with Laws, including all building, electrical, and safety codes, applicable to the Project. Prior to installing the Supplemental HVAC Equipment, Tenant shall obtain any permits or licenses that may be required in order to install and operate such equipment, and Tenant shall timely deliver copies of same to Landlord. In no event shall Tenant’s installation of the Supplemental HVAC Equipment damage the Premises or the Building, or interfere with the maintenance of the Building, or any system currently serving the Building, and Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation. Tenant shall notify Landlord upon completion of the installation of the Supplemental HVAC Equipment, and Landlord shall have five (5) business days after installation of the Supplemental HVAC Equipment during which to inspect its installation. Tenant shall not commence operation of the Supplemental HVAC Equipment until Landlord has approved its installation. Tenant shall be solely liable for any damages or injury arising out of the installation of the Supplemental HVAC Equipment, and Tenant’s indemnity of Landlord contained in Section 26 shall specifically apply to the installation, operation, maintenance and removal of the Supplemental HVAC Equipment. During the Term of this Lease, as the same may be extended from time to time, Tenant shall be solely responsible for maintaining the Supplemental HVAC Equipment at Tenant’s sole expense, and Tenant shall reimburse Landlord for all electricity consumed by the Supplemental HVAC Equipment, as additional Rent due hereunder, within fifteen (15) days after Tenant’s receipt of Landlord’s invoice for same. Upon the expiration or earlier termination of this Lease. Tenant shall remove the Supplemental HVAC Equipment from the Premises, and repair all damage to the Premises or the Building caused by the installation or removal of such equipment.